Exhibit 99.1

UMH PROPERTIES, INC. 2023 OPERATIONS UPDATE

FREEHOLD, NJ, September 5, 2023……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our third quarter 2023 operating results.

Demand throughout our portfolio remains strong as evidenced by our monthly rent roll and occupancy growth. For the first two months of the third quarter, approximately 234 rental homes in inventory were occupied, making them income producing, and 25 new homes were sold, creating additional site rent. This resulted in an increase in overall occupancy of approximately 167 units. Year-to-date, approximately 845 rental homes in inventory were rented, making them income producing, and 108 new homes were sold.

This increase in occupancy, together with rent increases implemented throughout the year, generated an increase in monthly rental charges of approximately $243,000 as of September 1, 2023, compared to August 1, 2023. For the first two months of the quarter, monthly rental charges increased by $377,000. Year-to-date, monthly rental charges have increased by $1.2 million. At the start of this year, our inventory was over 1,000 homes and has been substantially reduced over the last eight months. Our current inventory is approximately 488 homes, which is still above our normal levels, but is continuing to rapidly decrease as we continue to fill over 100 homes a month. This reduction in inventory has resulted in a decrease in our floor plan loan balance, resulting in a decrease in our floor plan interest expense.

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the quarter ending September 30, 2023. UMH’s full Third Quarter 2023 results will be released on Wednesday, November 8, 2023, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, November 9, 2023, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062